Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the registration statement on Form S-1 dated August 5, 2020 of Smartmetric, Inc., of our report dated October 5, 2018 relating to our audit of the consolidated financial statements as of and for the year ended June 30, 2018, and the reference to us under the caption “Experts and Counsel.”

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

August 5, 2020